UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2007

SYNIVERSE HOLDINGS, INC.

SYNIVERSE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-32432 333-88168	30-0041666 06-1262301
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8125 Highwoods Palm Way

Tampa, Florida 33647-1765

Telephone: (813) 637-5000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

On April 2, 2007, Syniverse Technologies, Inc. (the “Company”) and its wholly owned subsidiary, Highwoods Corporation (“Buyer”), entered into a Share Purchase Agreement (the “Purchase Agreement”) with Billing Services Group Limited (“Seller”) pursuant to which, subject to the satisfaction or waiver of the conditions set forth in the Purchase Agreement, Buyer will acquire all of the outstanding share capital of Billing Services Group Luxembourg S. à r.l. and Billing Services Group Asia Limited (together, “BSG”) for approximately $290 million in cash (which includes debt to be refinanced at closing). The Company expects to fund the purchase price through a debt financing commitment provided by Lehman Brothers in conjunction with Deutsche Bank and Bear Stearns.

The completion of the acquisition is subject to the satisfaction of customary closing conditions, including Seller receiving the consent of its shareholders and the receipt of required government approvals. There can be no assurance that the closing conditions set forth in the Purchase Agreement will be satisfied or waived.

The Purchase Agreement provides for the payment of a termination fee of $10 million to the Company upon specified events, including Seller entering into a competing transaction under certain circumstances. In addition, Buyer must pay Seller a “reverse termination fee” of $25 million if Buyer fails to pay the purchase price upon the satisfaction of the conditions precedent to Buyer’s obligations. If either party terminates the Purchase Agreement as a result of the failure to obtain the consent of Seller’s shareholders, then Seller must pay the Company an amount, not to exceed $3 million, equal to its reasonable, documented out-of-pocket expenses incurred in connection with the Purchase Agreement.

The Purchase Agreement contains limited warranties regarding BSG, and covenants that are customary for agreements of this type, including, in the case of Seller, a covenant to operate the business in the ordinary and usual course of business between the date of execution of the Purchase Agreement and the closing of the acquisition. Under the Purchase Agreement, neither the Company nor Buyer will have any post-closing indemnification rights against Seller.

The Company guarantees the due performance by Buyer of its obligations under this Agreement and will perform those obligations or otherwise indemnify Seller in respect of any nonperformance of any such obligations.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Purchase Agreement contains representations and warranties made by Seller on behalf of BSG. The assertions embodied in such representations and warranties are not necessarily assertions of fact, but a mechanism for the parties to allocate risk in the purchase agreement. Accordingly, investors should not rely on the representation and warranties as characterizations of the actual state of facts or for any other purpose at the time they were made or otherwise.

On April 2, 2007, the Company issued a press release announcing the execution of the Purchase Agreement and other matters. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

(a)	Financial statements of businesses acquired.

Financial statements, if any, required by this item will be filed within the time period prescribed by this item.

(b)	Pro forma financial information.

Pro forma financial information, if any, required by this item will be filed within the time period prescribed by this item.

(c)	Exhibits.

Exhibit No.	Description
2.1	Share Purchase Agreement, dated April 2, 2007, by and among Syniverse Technologies, Inc., Highwoods Corporation and Billing Services Group Limited

99.1	Press Release issued on April 2, 2007 by Syniverse Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

Dated: April 2, 2007

SYNIVERSE HOLDINGS, INC.
(Registrant)

/s/ Raymond L. Lawless
Raymond L. Lawless
Chief Financial Officer and Secretary

SYNIVERSE TECHNOLOGIES, INC.
(Registrant)

/s/ Raymond L. Lawless
Raymond L. Lawless
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1*	Share Purchase Agreement, dated April 2, 2007, by and among Syniverse Technologies, Inc., Highwoods Corporation and Billing Services Group Limited

99.1*	Press Release issued on April 2, 2007 by Syniverse Technologies, Inc.

*	Filed herewith electronically.